Exhibit 14.3
IDLEAIRE TECHNOLOGIES CORPORATION
CODE OF ETHICS FOR CEO AND FINANCIAL OFFICERS
The IdleAire Code of Business Conduct is applicable to all directors and employees of the Company, including the CEO, COO, CFO and all senior financial officers, and requires honest and ethical conduct, including the handling of actual or potential conflicts of interest and compliance with applicable laws, rules and regulations. In addition to the Code of Business Conduct, IdleAire’s CEO and senior financial officers are subject to the following additional specific policies:
     1. The CEO and all senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in (a) the reports and documents that the Company files with or submits to the SEC and (b) the Company’s other communications with the public, including both written and oral disclosures, statements and presentations. Accordingly, it is the responsibility of the CEO and each senior financial officer promptly to bring to the attention of IdleAire’s Disclosure Committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise, and to assist IdleAire’s Disclosure Committee in fulfilling its responsibilities.
     2. The CEO and all senior financial officers are not permitted, directly or indirectly, to take any action to fraudulently influence, coerce, manipulate, or mislead any independent public or certified public accountant engaged in the performance of an audit or review of the financial statements of the Company that are required to be filed with the SEC if such person knew or was unreasonable in not knowing that such action could, if successful, result in rendering such financial statements materially misleading. For purposes of this Code of Ethics, actions that “could, if successful, result in rendering such financial statements materially misleading” include, but are not limited to, actions taken at any time with respect to the professional engagement period to fraudulently influence, coerce, manipulate, or mislead an auditor: To issue a report on IdleAire’s financial statements that is not warranted in the circumstances (due to material violations of generally accepted accounting principles, generally accepted auditing standards, or other applicable standards);
     (a) Not to perform audit, review or other procedures required by generally accepted auditing standards or other applicable professional standards;
     (b) Not to withdraw an issued report; or
     (c) Not to communicate matters to IdleAire’s Audit Committee.
     3. The CEO and each senior financial officer shall promptly bring to the attention of IdleAire’s Disclosure Committee or, where he or she deems it appropriate, the directly to the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.
     4. In addition to their obligations under IdleAire’s Code of Business Conduct, the CEO and each senior financial officer shall promptly bring to the attention of the General Counsel or the CEO or, where he or she deems it appropriate, directly to the Audit Committee any information he or she may have concerning any violation of this Code of Ethics.
     5. Any waiver of this Code of Ethics for the Chief Executive Officer and Senior Financial Officers may be made only by the Board and must be promptly disclosed to shareholders.
     6. The Company intends to prevent the occurrence of conduct not in compliance with this Code of Ethics and to halt any such conduct that may occur as soon as reasonably possible after its discovery. Allegations of non-compliance will be investigated whenever necessary and evaluated at the proper level(s). Those found to be in violation of this Code of Ethics are subject to appropriate disciplinary action, up to and including termination of employment. Criminal misconduct may be referred to the appropriate legal authorities for prosecution.